Global Axcess Corp Signs Three-Year Agreement with Major Grocery Chain for DVD Rental Kiosks

Agreement Expected to Generate $7.0 Million per Year over Three-Year Term for 300 Initial Locations; Win Displaces Incumbent Kiosk Vendor

JACKSONVILLE, Fla., May 4, 2010 /PRNewswire-FirstCall/ -- Global Axcess Corp (OTC Bulletin Board: GAXC - News; the "Company"), an independent provider of self-service kiosk solutions, today announced that it has signed a three-year agreement with a major grocery chain (“Grocery”), to initially install 300 new DVD kiosk locations that can grow by 20% or more locations. The Grocery has been an ATM client of Global Axcess. Rollout of the DVD program with the Grocery will begin in July of this year.

Mr. George McQuain, Chief Executive Officer of Global Axcess, stated, "We are pleased and excited to announce this significant DVD kiosk agreement with the Grocery, a valued client on the ATM side of our business. This demonstrates our ability to cross-sell our DVD kiosk solutions to our current client base, many of whom are well suited for the addition of DVD kiosks. We believe our satisfied clients, looking for new revenue streams, will welcome our operational excellence and revenue share opportunity on this side of their business as well.”

A representative of the Grocery, stated, “We are pleased to sign this wider agreement to deploy Global Axcess’ InstaFlix DVD kiosks at our stores to provide a compelling convenience for our customers.”

Mr. McQuain continued, “Clients of ours increasingly tell us how happy they are to work with Global Axcess. We are focused on preserving our record for exceptional customer service as we expand our business to include other types of self-service kiosk solutions.”

About Global Axcess Corp

Headquartered in Jacksonville, Florida, Global Axcess Corp was founded in 2001 with a mission to emerge as the leading independent provider of self-service kiosk services in the United States. The Company provides turnkey ATM and other self-service kiosk management solutions that include cash and inventory management, project and account management services. Global Axcess Corp currently owns, manages or operates more than 4,500 ATMs and other self-service kiosks in its national network spanning 43 states. For more information on the Company, please visit http://www.globalaxcess.biz.

Investor Relations Contacts:
    Sharon Jackson: 904-395-1149
    IR@GAXC.biz

    Hayden IR:
    Brett Maas or Jeff Stanlis: (646) 536-7331
    Brett@haydenir.com / Jeff@haydenir.com

7800 Belfort Parkway, Suite 165, Jacksonville, FL 32256
www.globalaxcess.biz

This press release may contain forward-looking statements. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as: "believes," "expects," "may," "will," "should," or "anticipates," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Various important risks and uncertainties may cause the Company's actual results to differ materially from the results indicated by these forward-looking statements. For a list and description of the risks and uncertainties the Company faces, please refer to Part I, Item 1 of the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 3, 2010, and other filings that have been filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, and such statements are current only as of the date they are made.

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7800 Belfort Parkway, Suite 165, Jacksonville, FL 32256
www.globalaxcess.biz